Exhibit 10.1

AgEagle Aerial Systems Provides a Corporate Update and Reports Fiscal 2024 Financial Results

Year-end highlights include three record product orders and $6.8M in expense reduction effectively positioning the Company for long-term growth

WICHITA, Kan., March 31, 2025 – AgEagle Aerial Systems Inc. (NYSE: UAVS) (“AgEagle” or the “Company”), a leading provider of best-in-class unmanned aerial systems (UAS), sensors and software solutions for customers worldwide in the commercial and government verticals, provides a corporate update and announces its financial results for the year ended December 31, 2024.

Corporate Highlights FY2024 to Date

●	Achieved three of the largest product orders in AgEagle’s history: 49 UAS eBee Drone order for the French military, 20 UAS Drone order for the United Arab Emirates security forces, and 60 RedEdge-P multispectral sensors for East Asia.
●	Announced appointment of globally recognized expert in Aerospace, Unmanned Systems and Robotics, Grant Begley, as Chairman of the Board. Mr. Begley is a retired U.S. Navy Top Gun pilot and former Director of Tactical Aircraft, Missiles and UAS.
●	Garnered an invitation to the White House to engage in strategic discussions regarding the future of commercial unmanned aerial vehicles with government officials from the National Security Council and National Economic Council.
●	Received Green UAS Certification from the Association for Uncrewed Vehicle Systems, verifying our cybersecurity protection and supply chain risk in concert with NDAA compliance (National Defense Authorization Act).
●	The Company became more focused on growth and appointed three new highly qualified and experienced directors to the Company’s board, L.B. Day, Brent Klavon and Kevin Lowdermilk.
●	Exhibited our best-in-class UAS, sensors and software solutions at a variety of prestigious exhibition events organized by key partners including NATO, U.S. Department of Defense and a variety of international venues.

Financial Highlights FY 2024

●	Reduced total operating expenses by $6.8 million during the year ended December 31, 2024.
●	Raised total aggregate proceeds of $15.3M from a public offering of common stock and warrants, the exercise of warrants and the sale of Series F Preferred Stock, providing working capital and a reduction of our outstanding debt.

AgEagle CEO Bill Irby commented, “2024 was a defining year for AgEagle. We secured three of the largest orders in our history while implementing significant strategic cost reductions that have strengthened our foundation for long-term sustainable growth. We assembled an exceptional leadership team with deep expertise in scaling technology companies, optimizing operations, and executing aggressive sales strategies. Combined with a leaner expense structure, record demand, and a growing product portfolio, we believe we are well positioned to expand our customer base, secure new partnerships, and leverage our innovative drone technologies to capitalize on emerging opportunities in the burgeoning global UAS market.

“As we look ahead to 2025, our focus remains on deepening our market penetration and delivering sustainable value to our entire global customer portfolio. We anticipate continued expansion across our core markets in 2025, driven by increasing adoption of drone technology for a myriad of commercial and defense applications. We remain committed to innovation, operational efficiency, and strategic partnerships to further accelerate growth across all verticals while ensuring fiscal discipline and maximizing shareholder value.”

Key Financial Results

●	As of December 31, 2024, the Company’s cash on hand was $3.6 million, an increase of $2.8 million or 350%, as compared to $0.8 million as of December 31, 2023.
●	For the year ended December 31, 2024, revenues were $13.4 million as compared to $13.7 million during the year ended December 31, 2023, a decrease of $0.3 million, or 2.2%.
●	Gross profit was $6.3 million as compared to $5.5 million for the year ended December 31, 2023, an increase of $0.8 million or 14.5%.
●	For the year ended December 31, 2024, total operating expenses were $18.9 million as compared to $44.6 million for the year ended December 31, 2023, resulting in a decrease of $25.7 million, or 57.6%. This decrease is primarily due to a decrease in our operating expenses of $6.8 million and impairment charges of $18.9 million.
●	For the year ended December 31, 2024, loss from operations was $12.6 million compared to $39.2 million during the year ended December 31, 2024, a decrease of $26.6 million.

About AgEagle Aerial Systems Inc.

Through its three Centers of Excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack UAS, sensors and software solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on AgEagle’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the timing and fulfilment of current and future purchase orders relating to AgEagle’s products, the success of new programs, the ability to implement a new strategic plan and the success of a new strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AgEagle in general, see the risk disclosures in the Annual Report on Form 10-K of AgEagle for the year ended December 31, 2024, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by AgEagle. All such forward-looking statements speak only as of the date they are made, and AgEagle undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

AgEagle Aerial Systems Contacts

Investor Relations:

Email: UAVS@ageagle.com

Media:

Email: media@ageagle.com